Filed Pursuant to Rule 424(b)(2)
Registration No. 333-156695

Amendment No. 1 dated December 14, 2011† to Pricing Supplement dated December 9, 2011 (To Prospectus dated January 13, 2009 and Product Supplement dated October 20, 2011)

UBS AG Airbag Yield Optimization Notes

UBS AG $629,000 Notes linked to the common stock of ANN INC. due June 15, 2012

UBS AG $4,378,000 Notes linked to the common stock of Chesapeake Energy Corporation due June 15, 2012

UBS AG $1,274,000 Notes linked to the common stock of Coach, Inc. due June 15, 2012

UBS AG $3,906,000 Notes linked to the common stock of Freeport-McMoRan Copper & Gold, Inc. due June 15, 2012

UBS AG $592,000 Notes linked to the common stock of KeyCorp due June 15, 2012

UBS AG $935,000 Notes linked to the common stock of Starwood Hotels & Resorts Worldwide, Inc. due June 15, 2012

Investment Description

UBS AG Airbag Yield Optimization Notes (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS”) linked to the common stock of a specific company (the “underlying stock”). The issue price of each Note will be $1,000. On a monthly basis, UBS will pay you a coupon regardless of the performance of the underlying stock. At maturity, UBS will either pay you the principal amount per Note or, if the closing price of the underlying stock on the final valuation date is below the specified conversion price, UBS will deliver to you a number of shares of the underlying stock per Note equal to (i) the principal amount per Note divided by (ii) the specified conversion price of the underlying stock (the “share delivery amount”) (subject to adjustments in the case of certain corporate events described in the accompanying Airbag Yield Optimization Notes product supplement under “General Terms of the Notes — Antidilution Adjustments”). Investing in the Notes involves significant risks. You may lose some or all of your principal amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving shares of the underlying stock at maturity that are worth less than your principal amount and the credit risk of UBS for all payments under the Notes. Generally, the higher the coupon rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑

Income: Regardless of the performance of the underlying stock, UBS will pay you a monthly coupon. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving shares of the underlying stock at maturity that are worth less than your principal amount and the credit risk of UBS for all payments under the Notes.

❑

Contingent Repayment of Principal Amount at Maturity: If the price of the underlying stock does not close below the conversion price on the final valuation date, UBS will pay you the principal amount per Note at maturity and you will not participate in any appreciation or decline in the value of the underlying stock. If the price of the underlying stock closes below the conversion price on the final valuation date, UBS will deliver to you at maturity a number of shares of the underlying stock equal to the share delivery amount for each of your Notes, which is expected to be worth significantly less than your principal amount and may have no value at all. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date	December 9, 2011
Settlement Date	December 14, 2011
Final Valuation Date*	June 11, 2012
Maturity Date*	June 15, 2012

*	Subject to postponement in the event of a market disruption event, as described in the Airbag Yield Optimization Notes product supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-14 OF THE AIRBAG YIELD OPTIMIZATION NOTES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offerings

These terms relate to the six separate Notes we are offering. Each of the six Notes are linked to the common stock of a different company, and each of the six Notes has a different coupon rate, initial price, conversion price and share delivery amount. Coupons will be paid monthly in arrears in 6 equal installments. The performance of each Note will not depend on the performance of any other Note.

Underlying Stocks	Stock Ticker	Coupon Rate	Total Coupon Payable	Initial Price	Conversion Price	Share Delivery Amount*	CUSIP	ISIN
Common stock of ANN INC.	ANN	9.50% per annum	4.750%	$25.03	$18.77, which is 75% of Initial Price	53.2765 shares per Note	90267U573	US90267U5737
Common stock of Chesapeake Energy Corporation	CHK	10.91% per annum	5.455%	$24.66	$19.73, which is 80% of Initial Price	50.6842 shares per Note	90267U581	US90267U5810
Common stock of Coach, Inc.	COH	9.40% per annum	4.700%	$62.45	$49.96, which is 80% of Initial Price	20.0160 shares per Note	90267U599	US90267U5992
Common stock of Freeport-McMoRan Copper & Gold, Inc.	FCX	10.57% per annum	5.285%	$39.73	$29.80, which is 75% of Initial Price	33.5571 shares per Note	90267U607	US90267U6073
Common stock of KeyCorp	KEY	9.75% per annum	4.875%	$7.38	$5.54, which is 75% of Initial Price	180.5054 shares per Note	90267U615	US90267U6156
Common stock of Starwood Hotels & Resorts Worldwide, Inc.	HOT	10.75% per annum	5.375%	$48.37	$38.70, which is 80% of Initial Price	25.8398 shares per Note	90267U623	US90267U6230

*	Equal to $1,000 divided by the conversion price. If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying stock in an amount equal to that fraction multiplied by the final price of the underlying stock. The share delivery amount and conversion price are subject to adjustments in the case of certain corporate events described in the Airbag Yield Optimization Notes product supplement under “General Terms of the Notes — Antidilution Adjustments.”

See “Additional Information about UBS and the Notes” on page 2. The Notes we are offering will have the terms set forth in the Airbag Yield Optimization Notes product supplement relating to the Notes, the accompanying prospectus and this pricing supplement.

†	This amended pricing supplement supersedes in its entirety the related pricing supplement dated December 9, 2011 for the Notes. We refer to this amended pricing supplement as the pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying Airbag Yield Optimization Notes product supplement or prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
Common stock of ANN INC.	$629,000.00	$1,000.00	$6,290.00	$10.00	$622,710.00	$990.00
Common stock of Chesapeake Energy Corporation	$4,378,000.00	$1,000.00	$43,780.00	$10.00	$4,334,220.00	$990.00
Common stock of Coach, Inc.	$1,274,000.00	$1,000.00	$12,740.00	$10.00	$1,261,260.00	$990.00
Common stock of Freeport-McMoRan Copper & Gold, Inc.	$3,906,000.00	$1,000.00	$39,060.00	$10.00	$3,866,940.00	$990.00
Common stock of KeyCorp	$592,000.00	$1,000.00	$5,920.00	$10.00	$586,080.00	$990.00
Common stock of Starwood Hotels & Resorts Worldwide, Inc.	$935,000.00	$1,000.00	$9,350.00	$10.00	$925,650.00	$990.00

UBS Financial Services Inc.	UBS Investment Bank

Amended Pricing Supplement dated December 14, 2011

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes) with the Securities and Exchange Commission, or SEC, for these offerings to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Airbag Yield Optimization Notes product supplement dated October 20, 2011:

http://www.sec.gov/Archives/edgar/data/1114446/000119312511275953/d245747d424b2.htm

♦	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Airbag Yield Optimization Notes” or the “Notes” refer to six different Notes that are offered hereby. Also, references to the “Airbag Yield Optimization Notes product supplement” mean the UBS product supplement, dated October 20, 2011, relating to the Notes generally, and references to the “accompanying prospectus” mean the UBS prospectus titled, “Debt Securities and Warrants”, dated January 13, 2009.

This amended and restated pricing supplement amends and restates and supersedes the pricing supplement related hereto dated December 9, 2011 in its entirety.

Final Terms

Issuer	UBS AG, London Branch
Issue Price per Note	Equal to 100% of the principal amount per Note.
Principal Amount per Note	$1,000
Term	Approximately 6 months.
Underlying Stock	The common stock of a specific company, as indicated on the first page of this pricing supplement.
Coupon Payments	Coupon paid in arrears in 6 equal monthly installments based on the coupon rate, regardless of the performance of the underlying stock. The coupon rate is (i) 9.50% per annum for Notes linked to the common stock of ANN INC., (ii) 10.91% per annum for Notes linked to the common stock of Chesapeake Energy Corporation, (iii) 9.40% per annum for Notes linked to the common stock of Coach, Inc., (iv) 10.57% per annum for Notes linked to the common stock of Freeport-McMoRan Copper & Gold, Inc., (v) 9.75% per annum for Notes linked to the common stock of KeyCorp and (vi) 10.75% per annum for Notes linked to the common stock of Starwood Hotels & Resorts Worldwide, Inc.
Total Coupon Payable	The total coupon payable is (i) 4.750% for Notes linked to the common stock of ANN INC., (ii) 5.455% for Notes linked to the common stock of Chesapeake Energy Corporation, (iii) 4.700% for Notes linked to the common stock of Coach, Inc., (iv) 5.285% for Notes linked to the common stock of Freeport-McMoRan Copper & Gold, Inc., (v) 4.875% for Notes linked to the common stock of KeyCorp and (vi) 5.375% for Notes linked to the common stock of Starwood Hotels & Resorts Worldwide, Inc.
1st Installment through 6th Installment	For Notes linked to the common stock of ANN INC.: $7.9167. For Notes linked to the common stock of Chesapeake Energy Corporation: $9.0917. For Notes linked to the common stock of Coach, Inc.: $7.8333. For Notes linked to the common stock of Freeport-McMoRan Copper & Gold, Inc.: $8.8083. For Notes linked to the common stock of KeyCorp: $8.1250. For Notes linked to the common stock of Starwood Hotels & Resorts Worldwide, Inc.: $8.9583.
Conversion Price	A percentage of the initial price, as specified on the first page of this pricing supplement, subject to adjustment in the case of certain corporate events, as described in the Airbag Yield Optimization Notes product supplement.
Share Delivery Amount(1) (per Note)	A number of shares of the underlying stock equal to (i) the principal amount divided by (ii) the conversion price of the underlying stock, as specified on the first page of this pricing supplement. The share delivery amount is subject to adjustments in the case of certain corporate events, as described in the Airbag Yield Optimization Notes product supplement.

Payment at Maturity (per Note)

If the final price of the underlying stock is not below the conversion price, at maturity we will pay you an amount in cash equal to your principal amount.

If the final price of the underlying stock is below the conversion price, at maturity we will deliver to you the share delivery amount (and, if applicable, cash in lieu of fractional shares) for each Note you own.(1)

The value of the share delivery amount is expected to be worth less than the principal amount and may be worthless.

Closing Price	On any trading day, the last reported sale price (or, in the case of NASDAQ, the official closing price) of the underlying stock during the principal trading session on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.
Initial Price	The closing price of the underlying stock on the trade date, as specified on the first page of this pricing supplement, as determined by the calculation agent.
Final Price	The closing price of the underlying stock on the final valuation date.

Investment Timeline

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

(1)

If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying stock in an amount equal to that fraction multiplied by the final price of the underlying stock.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the underlying stock.

♦

You believe the final price of the underlying stock is not likely to be below the conversion price and, if it is, you can tolerate receiving shares of the underlying stock at maturity worth less than your principal amount or that may have no value at all.

♦	You understand and accept that you will not participate in any appreciation in the price of the underlying stock and that your return at maturity is limited to the coupons paid on the Notes.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.

♦	You are willing to invest in the Notes based on the applicable coupon rate indicated on the first page of this pricing supplement.

♦	You are willing and able to hold the Notes to maturity, a term of approximately 6 months, and accept that there may be little or no secondary market for the Notes.

♦

You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦	You are not willing to make an investment that may have the full downside market risk of an investment in the underlying stock.

♦	You believe the final price of the underlying stock is likely to be below the conversion price, which could result in a total loss of your initial investment.

♦	You cannot tolerate receiving shares of the underlying stock at maturity worth less than your principal amount or that may have no value at all.

♦	You seek an investment that participates in the full appreciation in the price of the underlying stock or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.

♦	You are unwilling to invest in the Notes based on the applicable coupon rate indicated on the first page of this pricing supplement.

♦	You are unable or unwilling to hold the Notes to maturity, a term of approximately 6 months, and seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this pricing supplement for risks related to an investment in the Notes.

Coupon Payment Dates

Coupons will be paid in arrears in six equal monthly installments on the coupon payment dates listed below:

January 17, 2012

February 14, 2012

March 14, 2012

April 16, 2012

May 14, 2012

June 15, 2012

Any payment required to be made on any coupon payment date that is not a business day will be made on the next succeeding business day, unless that day falls in the next calendar month, in which case it will be made on the first preceding business day, with the same effect as if paid on the original due date. The record date for coupon payment will be one business day preceding the coupon payment date.

What are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-46 of the Airbag Yield Optimization Notes product supplement. The following discussion supplements the discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-46 of the Airbag Yield Optimization Notes product supplement.

The United States federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and UBS hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent short-term debt instrument and a put option contract in respect of the underlying stock. The terms of the Notes require (in the absence of an administrative determination or judicial ruling to the contrary) that you treat your Notes for U.S. federal income tax purposes as consisting of two components:

Debt component — Amounts treated as interest on the debt component would be subject to the general rules governing interest payments on short-term notes and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers who do not elect to accrue interest currently would include interest into income upon receipt of such interest.

Put option component — The put option component would generally not be taxed until sale or maturity of the Notes. At maturity, the put option component either would be taxed as a short-term capital gain if the principal amount is repaid in cash or would reduce the basis of any underlying stock if you receive the underlying stock.

With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Underlying Stocks	Coupon Rate	Interest on Debt Component	Put Option Component
Common stock of ANN INC.	9.50% per annum	0.82% per annum	8.68% per annum
Common stock of Chesapeake Energy Corporation	10.91% per annum	0.82% per annum	10.09% per annum
Common stock of Coach, Inc.	9.40% per annum	0.82% per annum	8.58% per annum
Common stock of Freeport-McMoRan Copper & Gold, Inc.	10.57% per annum	0.82% per annum	9.75% per annum
Common stock of KeyCorp	9.75% per annum	0.82% per annum	8.93% per annum
Common stock of Starwood Hotels & Resorts Worldwide, Inc.	10.75% per annum	0.82% per annum	9.93% per annum

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, based on certain factual representations received from us, it would be reasonable to treat your Notes as described above. However, in light of the uncertainty as to the United States federal income tax treatment, it is possible that your Notes could be treated as a single contingent short-term debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially from the treatment described above. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes. Please read the discussion in “Supplemental U.S. Tax Considerations” on page PS-46 of the Airbag Yield Optimization Notes product supplement for a more detailed description of the tax treatment of your Notes.

In 2007, the Internal Revenue Service released a Notice that may affect the taxation of holders of the Notes. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-46 of the Airbag Yield Optimization Notes product supplement unless and until such time as some other treatment is more appropriate.

Specified Foreign Financial Assets — Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such individuals hold such assets outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, including the consequences of a sale or exchange of the Notes, please see the discussion under “Supplemental U.S. Tax Considerations” beginning on page PS-46 of the Airbag Yield Optimization Notes product supplement and consult your tax advisor.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the Airbag Yield Optimization Notes product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦

Risk of loss at maturity — The Notes differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the Notes at maturity. UBS will only pay you the principal amount of your Notes in cash if the final price of the underlying stock is greater than or equal to the conversion price and only at maturity. If the final price of the underlying stock is below the conversion price, UBS will deliver to you a number of shares of the underlying stock equal to the share delivery amount at maturity for each Note that you own instead of the principal amount in cash. As a result, if the final price is below the conversion price, you will be exposed on a leveraged basis to any such decline below the conversion price. For example, if the conversion price is 80% of the initial price, the final price is less than the conversion price and the closing price of the underlying stock on the maturity date is 70% of the initial price, you will lose 12.50% of your principal amount at maturity, which is greater than the 10% additional decline from the conversion price. If you receive shares of the underlying stock at maturity, the value of the shares you receive are expected to be significantly less than the principal amount of the Notes or may have no value at all.

♦

Higher coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the Note’s underlying stock reflects a higher expectation as of the trade date that the price of the underlying stock could close below its conversion price on the final valuation date of the Note. This greater expected risk will generally be reflected in a higher coupon payable on that Note. However, while the coupon rate is set on the trade date, the underlying stock’s volatility can change significantly over the term of the Notes. The price of the underlying stock for your Note could fall sharply, which could result in a significant loss of principal.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the final price or secondary market sale price is above the conversion price.

♦

Your return on the Notes is expected to be limited to the coupons paid on the Notes — If the closing price of the underlying stock on the final valuation date is greater than or equal to the conversion price, UBS will pay you the principal amount of your Notes in cash at maturity and you will not participate in any appreciation in the price of the underlying stock even though you risked being subject to the decline in the price of the underlying stock. If the closing price of the underlying stock on the final valuation date is less than the conversion price, UBS will deliver to you shares of the underlying stock at maturity which are unlikely to be worth more than the principal amount as of the maturity date. Therefore, your return on the Notes as of the maturity date is expected to be limited to the coupons paid on the Notes and may be less than your return would be on a direct investment in the underlying stock.

♦

Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

♦

Single stock risk — The price of the underlying stock can rise or fall sharply due to factors specific to that underlying stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the underlying stock issuer and the underlying stock for your Notes. For additional information regarding each underlying stock issuer, please see “Information about the Underlying Stocks” and “ANN INC.,” “Chesapeake Energy Corporation,” “Coach, Inc.,” “Freeport-McMoRan Copper & Gold, Inc.,” “KeyCorp,” and “Starwood Hotels & Resorts Worldwide, Inc.” in this pricing supplement and the respective underlying stock issuer’s SEC filings referred to in those sections. We urge you to review financial and other information filed periodically by the underlying stock issuer with the SEC.

♦

Owning the Notes is not the same as owning the underlying stock — The return on your Notes may not reflect the return you would realize if you actually owned the underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying stock over the term of your Notes. Furthermore, the underlying stock may appreciate substantially during the term of your Notes and you will not participate in such appreciation.

♦

No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the underlying stock will rise or fall. There can be no assurance that the underlying stock price will not rise by more than the coupons paid on the Notes or will not fall below the conversion price. The price of the underlying stock will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying stock. You should be willing to accept the risks of owning equities in general and the underlying stock in particular, and the risk of losing some or all of your initial investment.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — The calculation agent will adjust the amount payable at maturity by adjusting the conversion price and the share delivery amount for certain corporate events affecting the underlying stock, such as stock splits and stock dividends, and certain other actions involving the underlying stock. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the underlying stock. If an event occurs that does not require the calculation agent to adjust the conversion price and the share delivery amount, the market value of your Notes and the payment at maturity may be materially and adversely affected. Following certain corporate events relating to the issuer of the underlying stock where the issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the common stock of a successor to the underlying stock issuer in combination with any cash or any other assets distributed to holders of the underlying stock in such corporate event. If the issuer of the underlying stock becomes subject to (i) a reorganization event whereby the underlying stock is exchanged solely for cash or (ii) a merger or combination with UBS or any of its affiliates, the amount you receive at maturity may be based on the common stock issued by another company. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “General Terms of the Notes — Antidilution Adjustments” beginning on page PS-32 of the Airbag Yield Optimization Notes product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity UBS will pay an amount in cash equal to your principal amount unless the final price of the underlying stock is below the conversion price (as such conversion price may be adjusted by the calculation agent upon occurrence of one or more such events). Regardless of any of the events discussed above, any payment on the Notes is subject to the creditworthiness of UBS.

♦

There may be little or no secondary market for the Notes — No offering of the Notes will be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Notes may not develop. UBS Securities LLC and other affiliates of UBS may make a market in the Notes, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Notes prior to maturity could be at a substantial discount from the initial price to public and to its intrinsic economic value; and as a result, you may suffer substantial losses.

♦

Price of Notes prior to maturity — The market price of your Notes will be influenced by many unpredictable and interrelated factors, including the market price of the underlying stock and the expected price volatility of the underlying stock, the dividend rate on the underlying stock, the time remaining to the maturity of your Notes, interest rates, geopolitical conditions, economic, financial and political, regulatory or judicial events.

♦

Impact of fees on the secondary market price of Notes — Generally, the market price of the Notes after issuance is expected to be lower than the issue price to public of the Notes, since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.

♦

Potential UBS impact on the market price of the underlying stock — Trading or transactions by UBS or its affiliates in the underlying stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying stock may adversely affect the market price of the underlying stock and, therefore, the market value of your Notes.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying stock, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of UBS, will determine whether the final price is below the conversion price and accordingly the payment at maturity on your Notes. The calculation agent may postpone the determination of the final price and the maturity date if a market disruption event occurs and is continuing on the final valuation date.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying stock to which the Notes are linked.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation of 1.00% per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section above entitled “What Are the Tax Consequences of the Notes?”‘ and the section entitled “Supplemental U.S. Tax Considerations” beginning on page PS-46 of the Airbag Yield Optimization Notes product supplement and consult your tax advisor about your tax situation.

Hypothetical Examples and Return Table

Assumptions

The following examples and return table illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	6 months
Principal amount:	$1,000 per Note
Coupon rate**:	10.00% per annum (or $8.33 per monthly period)
Total coupon payable**:	5.00% (or $50.00 per Note)
Initial price of the underlying stock:	$30.00 per share
Conversion price:	$24.00 (80% of the initial price)
Share delivery amount***:	41.6667 shares per Note (principal amount per Note/conversion price)
Dividend yield on the underlying stock****:	0.50% (based on 1.00% per annum)

*	Amounts here have been rounded for ease of analysis. The actual terms for each Note are specified on the cover hereof.
**	Coupon payment will be paid in arrears in six equal monthly installments during the term of the Notes on an unadjusted basis.
***	If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying stock in an amount equal to that fraction multiplied by the final price of the underlying stock.
****	Hypothetical dividend yield holders of the underlying stock might receive over the term of the Notes. The assumed dividend yield represents a hypothetical dividend return and is not a full annualized yield. The actual dividend yield for any underlying stock may vary from the assumed dividend yield used for purposes of the following examples. Regardless, investors in the Notes will not receive any dividends paid on the underlying stock.

Hypothetical Examples

Scenario #1: The final price of the underlying stock is not below the conversion price of $24.00.

Since the final price of the underlying stock is not below the conversion price of $24.00, UBS will pay you at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the underlying stock if the price appreciation of the underlying stock (plus dividends, if any) were less than 5.00%.

If the closing price of the underlying stock on the final valuation date is $30.00 (no change in the price of the underlying stock):

Payment at Maturity:	$1,000.00
Coupons:	$50.00	($8.33 x 6 = $50.00)

Total:	$1,050.00
Total Return on the Notes:	5.00%

In this example, the total return on the Notes is 5.00% while the total return on the underlying stock is 0.50% (including dividends).

If the closing price of the underlying stock on the final valuation date is $39.00 (an increase of 30%):

Payment at Maturity:	$1,000.00
Coupons:	$50.00	($8.33 x 6 = $50.00)

Total:	$1,050.00
Total Return on the Notes:	5.00%

In this example, the total return on the Notes is 5.00% while the total return on the underlying stock is 30.50% (including dividends).

If the closing price of the underlying stock on the final valuation date is $25.50 (a decline of 15%):

Payment at Maturity:	$1,000.00
Coupons:	$50.00	($8.33 x 6 = $50.00)

Total:	$1,050.00
Total Return on the Notes:	5.00%

In this example, the total return on the Notes is 5.00% while the total return on the underlying stock is a loss of 14.50% (including dividends).

Scenario #2: The final price of the underlying stock is below the conversion price of $24.00.

Since the final price of the underlying stock is below the conversion price of $24.00, UBS will deliver to you at maturity the share delivery amount for every Note you hold and pay you any fractional shares included in the share delivery amount in cash based on the final price of the underlying stock. The value of the shares received at maturity and the total return on the Notes at that time depends on the closing price of the underlying stock on the maturity date.

If the closing price of the underlying stock on both the final valuation date and the maturity date is $13.50 (a decline of 55%):

Value of shares received per Note	$553.50	($13.50 x 41 = $553.50)
Amount paid for fractional shares per Note	$9.00	($13.50 x 0.6667 = $9.00)
Coupons :	$50.00	($8.33 x 6 = $50.00)

Total:	$612.50
Total Return on the Notes:	-38.75%

In this example, the total return on the Notes is a loss of 38.75% while the total return on the underlying stock is a loss of 54.50% (including dividends).

If the closing price of the underlying stock on both the final valuation date and the maturity date is $18.00 (a decline of 40%):

Value of shares received per Note	$738.00	($18.00 x 41 = $738.00)
Amount paid for fractional shares per Note	$12.00	($18.00 x 0.6667 = $12.00)
Coupons:	$50.00	($8.33 x 6 = $50.00)

Total:	$800.00
Total Return on the Notes:	-20.00%

In this example, the total return on the Notes is a loss of 20.00% while the total return on the underlying stock is a loss of 39.50% (including dividends).

Hypothetical Return Table

Underlying Stock			The Hypothetical Final Price is Greater Than or Equal to the Hypothetical Conversion Price(1)		The Hypothetical Final Price is Less Than the Hypothetical Conversion Price(2)
Hypothetical Final Price(3)	Stock Price Return(4)	Total Return on the Underlying Stock at Maturity(5)	Total Payment at Maturity + Coupon Payments(6)	Total Return on the Notes at Maturity(7)	Total Payment at Maturity + Coupon Payments(8)	Total Return on the Notes at Maturity(7)
$45.00	50.00%	50.50%	$1,050.00	5.00%	n/a	n/a
$43.50	45.00%	45.50%	$1,050.00	5.00%	n/a	n/a
$42.00	40.00%	40.50%	$1,050.00	5.00%	n/a	n/a
$40.50	35.00%	35.50%	$1,050.00	5.00%	n/a	n/a
$39.00	30.00%	30.50%	$1,050.00	5.00%	n/a	n/a
$37.50	25.00%	25.50%	$1,050.00	5.00%	n/a	n/a
$36.00	20.00%	20.50%	$1,050.00	5.00%	n/a	n/a
$34.50	15.00%	15.50%	$1,050.00	5.00%	n/a	n/a
$33.00	10.00%	10.50%	$1,050.00	5.00%	n/a	n/a
$31.50	5.00%	5.50%	$1,050.00	5.00%	n/a	n/a
$30.00	0.00%	0.50%	$1,050.00	5.00%	n/a	n/a
$28.50	-5.00%	-4.50%	$1,050.00	5.00%	n/a	n/a
$27.00	-10.00%	-9.50%	$1,050.00	5.00%	n/a	n/a
$25.50	-15.00%	-14.50%	$1,050.00	5.00%	n/a	n/a
$24.00	-20.00%	-19.50%	$1,050.00	5.00%	n/a	n/a
$22.50	-25.00%	-24.50%	n/a	n/a	$987.50	-1.25%
$21.00	-30.00%	-29.50%	n/a	n/a	$925.00	-7.50%
$19.50	-35.00%	-34.50%	n/a	n/a	$862.50	-13.75%
$18.00	-40.00%	-39.50%	n/a	n/a	$800.00	-20.00%
$16.50	-45.00%	-44.50%	n/a	n/a	$737.50	-26.25%
$15.00	-50.00%	-49.50%	n/a	n/a	$675.00	-32.50%
$13.50	-55.00%	-54.50%	n/a	n/a	$612.50	-38.75%

(1)	A conversion event does not occur if the hypothetical final price of the underlying stock is not below the hypothetical conversion price.

(2)	A conversion event occurs if the hypothetical final price of the underlying stock is less than the hypothetical conversion price.

(3)

If the hypothetical final price of the underlying stock is not below the hypothetical conversion price, this number represents the final price. If the hypothetical final price of the underlying stock is below the hypothetical conversion price, this number represents the final price as of the final valuation date and the closing price as of the Maturity Date.

(4)	The hypothetical stock price return range is provided for illustrative purposes only. The actual stock price return may be below -55% and you therefore may lose up to 100% of your principal amount.

(5)	The total return on the underlying stock at maturity includes a hypothetical 0.50% cash dividend payment (based on 1.00% per annum).

(6)	Payment consists of the principal amount plus coupon payments of 10.00% per annum (equal to 5.00% over the term of the Notes).

(7)	The Total Return on the Notes at maturity includes coupon payments of 10.00% per annum (equal to 5.00% over the term of the Notes).

(8)

Payment consists of the share delivery amount plus coupon payments of 10.00% per annum (equal to 5.00% over the term of the Notes). If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying stock in an amount equal to that fraction multiplied by the final price of the underlying stock.

Information about the Underlying Stocks

All disclosures contained in this pricing supplement regarding each underlying stock are derived from publicly available information. Neither UBS nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about each underlying stock contained in this pricing supplement. You should make your own investigation into each underlying stock.

Included on the following pages is a brief description of the issuers of each of the respective underlying stocks. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the underlying stocks. The information given below is for the four calendar quarters in each of 2007, 2008, 2009 and 2010 and the first, second and third calendar quarters of 2011. Partial data is provided for the fourth calendar quarter of 2011. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying stocks as an indication of future performance.

Each of the underlying stocks will be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the underlying stocks with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the respective issuers of the underlying stocks under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

ANN INC.

According to publicly available information, ANN Inc. (“Ann Inc.”), through its wholly owned subsidiaries, is a specialty retailer of women’s apparel, shoes and accessories sold primarily under the Ann Taylor and LOFT brands. Its Ann Taylor and LOFT stores offer a range of career and casual separates, dresses, tops, weekend wear, shoes and accessories. Ann Taylor offers wear-now and wear-to-work fashion, and LOFT offers casual wear for women. As of July 30, 2011, ANN Inc. operates 942 retail stores in 46 states, the District of Columbia and Puerto Rico. In addition to the retail stores, ANN Inc. sells merchandise through online at www.anntaylor.com and www.LOFT.com. Substantially all of the ANN Inc.’s merchandise is developed by its in-house product design and development teams, which design merchandise exclusively for ANN Inc. A small percentage of its merchandise is purchased through branded vendors. Information filed by ANN Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-10738, or its CIK Code: 0000874214. Ann Inc.’s website is http://www.anninc.com. Ann Inc.’s common stock is listed on the New York Stock Exchange under the ticker symbol “ANN.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Ann Inc.’s common stock, based on daily closing prices on the primary exchange for Ann Inc., as reported by Bloomberg. Ann Inc.’s closing price on December 9, 2011 was $25.03. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2007	3/30/2007	$39.67	$32.67	$38.78
4/2/2007	6/29/2007	$39.09	$35.42	$35.42
7/2/2007	9/28/2007	$36.17	$27.42	$31.67
10/1/2007	12/31/2007	$35.82	$25.26	$25.56
1/2/2008	3/31/2008	$26.09	$19.28	$24.18
4/1/2008	6/30/2008	$28.81	$22.82	$23.96
7/1/2008	9/30/2008	$26.99	$20.39	$20.64
10/1/2008	12/31/2008	$20.17	$3.90	$5.77
1/2/2009	3/31/2009	$6.58	$2.82	$5.20
4/1/2009	6/30/2009	$8.95	$5.28	$7.98
7/1/2009	9/30/2009	$17.40	$7.09	$15.89
10/1/2009	12/31/2009	$16.12	$12.95	$13.64
1/4/2010	3/31/2010	$21.11	$11.83	$20.70
4/1/2010	6/30/2010	$24.86	$16.27	$16.27
7/1/2010	9/30/2010	$20.29	$14.99	$20.24
10/1/2010	12/31/2010	$28.03	$20.36	$27.39
1/3/2011	3/31/2011	$29.11	$21.51	$29.11
4/1/2011	6/30/2011	$32.00	$25.64	$26.10
7/1/2011	9/30/2011	$28.08	$19.27	$22.84
10/3/2011*	12/9/2011*	$28.08	$21.68	$25.03

*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2011 includes data for the period from October 3, 2011 through December 9, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

The graph below illustrates the performance of Ann Inc.’s common stock from January 3, 2000 through December 9, 2011, based on information from Bloomberg. The dotted line represents the conversion price of $18.77, which is equal to 75% of the closing price on December 9, 2011. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Chesapeake Energy Corporation

According to publicly available information, Chesapeake Energy Corporation (“Chesapeake”) is a producer of natural gas and oil and natural gas liquids in the United States. Chesapeake operates in three principal segments: Exploration and Production; Marketing, Gathering and Compression; and Service Operations, which include its wholly owned drilling and trucking operations. Chesapeake focuses on discovering and developing unconventional natural gas and oil fields onshore in the United States, primarily in the Barnett Shale in the Fort Worth Basin of central Arkansas and the Marcellus Shale in the northern Appalachian Basin of West Virginia and Pennsylvania. Chesapeake also has operations in the Oklahoma and the Texas Panhandle, the Niobrara Shale, Frontier and Codell plays in the Powder River and Denver Julesburg Basins of Wyoming and Colorado and the Avalon, Bone Spring, Wolfcamp and Wolfberry plays in the Permian and Delaware Basins of West Texas and southern New Mexico, as well as various other plays, both conventional and unconventional, in the Mid-Continent, Williston Basin, Appalachian Basin, South Texas, Texas Gulf Coast and Ark-La-Tex regions of the United States. Information filed by Chesapeake with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-13726, or its CIK Code: 0000895126. Chesapeake’s website is http://www.chk.com. Chesapeake’s common stock is listed on the New York Stock Exchange under the ticker symbol “CHK.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Chesapeake’s common stock, based on daily closing prices on the primary exchange for Chesapeake, as reported by Bloomberg. Chesapeake’s closing price on December 9, 2011 was $24.66. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2007	3/30/2007	$31.26	$27.30	$30.88
4/2/2007	6/29/2007	$37.59	$31.54	$34.60
7/2/2007	9/28/2007	$36.96	$31.70	$35.26
10/1/2007	12/31/2007	$41.06	$35.81	$39.20
1/2/2008	3/31/2008	$49.00	$35.99	$46.15
4/1/2008	6/30/2008	$67.79	$45.80	$65.96
7/1/2008	9/30/2008	$69.40	$32.60	$35.86
10/1/2008	12/31/2008	$34.30	$11.32	$16.17
1/2/2009	3/31/2009	$19.50	$13.50	$17.06
4/1/2009	6/30/2009	$24.52	$17.55	$19.83
7/1/2009	9/30/2009	$29.11	$17.39	$28.40
10/1/2009	12/31/2009	$29.46	$22.44	$25.88
1/4/2010	3/31/2010	$28.97	$22.37	$23.64
4/1/2010	6/30/2010	$25.36	$20.75	$20.95
7/1/2010	9/30/2010	$22.65	$20.04	$22.65
10/1/2010	12/31/2010	$26.15	$21.12	$25.91
1/3/2011	3/31/2011	$35.61	$26.22	$33.52
4/1/2011	6/30/2011	$34.49	$28.00	$29.69
7/1/2011	9/30/2011	$34.39	$25.55	$25.55
10/3/2011*	12/9/2011*	$29.74	$22.42	$24.66

*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2011 includes data for the period from October 3, 2011 through December 9, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

The graph below illustrates the performance of Chesapeake’s common stock from January 3, 2000 through December 9, 2011, based on information from Bloomberg. The dotted line represents the conversion price of $19.73, which is equal to 80% of the closing price on December 9, 2011. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Coach, Inc.

According to publicly available information, Coach, Inc. (“Coach”) is a marketer of fine accessories and gifts for women and men. Coach’s product offerings include handbags, women’s and men’s accessories, footwear, business cases, jewelry, wearables, sunwear, travel bags, fragrances and watches. Coach operates in two business segments: Direct-to-Consumer and Indirect. The Direct-to-Consumer segment consists of channels that provide Coach with controlled access to consumers, which includes Coach-operated stores in North America, Japan, Hong Kong, Macau and Mainland China, the Internet and the Coach catalog. The Indirect segment, which works with Coach’s domestic and international partners to ensure consistent product presentation, offers access to Coach products to consumers who prefer shopping at department stores. Information filed by Coach with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-16153, or its CIK Code: 0001116132. Coach’s website is http://www.coach.com. Coach’s common stock is listed on the New York Stock Exchange under the ticker symbol “COH.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Coach’s common stock, based on daily closing prices on the primary exchange for Coach, as reported by Bloomberg. Coach’s closing price on December 9, 2011 was $62.45. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2007	3/30/2007	$50.96	$43.82	$50.05
4/2/2007	6/29/2007	$53.79	$46.10	$47.39
7/2/2007	9/28/2007	$50.70	$41.46	$47.27
10/1/2007	12/31/2007	$47.42	$30.41	$30.58
1/2/2008	3/31/2008	$32.64	$24.62	$30.15
4/1/2008	6/30/2008	$37.45	$28.88	$28.88
7/1/2008	9/30/2008	$31.19	$23.80	$25.04
10/1/2008	12/31/2008	$23.96	$13.45	$20.77
1/2/2009	3/31/2009	$22.02	$11.73	$16.70
4/1/2009	6/30/2009	$28.36	$16.93	$26.88
7/1/2009	9/30/2009	$33.63	$23.56	$32.92
10/1/2009	12/31/2009	$37.17	$31.08	$36.53
1/4/2010	3/31/2010	$40.31	$34.04	$39.52
4/1/2010	6/30/2010	$44.32	$36.55	$36.55
7/1/2010	9/30/2010	$43.71	$34.37	$42.96
10/1/2010	12/31/2010	$58.23	$42.90	$55.31
1/3/2011	3/31/2011	$58.28	$49.83	$52.04
4/1/2011	6/30/2011	$63.93	$50.76	$63.93
7/1/2011	9/30/2011	$67.62	$45.96	$51.83
10/3/2011*	12/9/2011*	$66.36	$50.58	$62.45

*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2011 includes data for the period from October 3, 2011 through December 9, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

The graph below illustrates the performance of Coach’s common stock from October 5, 2000 through December 9, 2011, based on information from Bloomberg. The dotted line represents the conversion price of $49.96, which is equal to 80% of the closing price on December 9, 2011. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Freeport-McMoRan Copper & Gold, Inc.

According to publicly available information, Freeport-McMoRan Copper & Gold, Inc. (“Freeport”), is a copper, gold and molybdenum mining company with headquarters in Phoenix, Arizona. Freeport’s portfolio of assets includes the Grasberg minerals district in Indonesia, significant mining operations in North and South America and the Tenke Fungurume minerals district in the Democratic Republic of Congo. Freeport also operates Atlantic Copper, its wholly owned copper smelting and refining unit in Spain. Freeport operates copper mines in North America, South America, Indonesia and Africa. As of December 31, 2010, consolidated recoverable proven and probable reserves totaled 120.5 billion pounds of copper, 35.5 million ounces of gold, 3.39 billion pounds of molybdenum, 325.0 million ounces of silver and 0.75 billion pounds of cobalt. Information filed by Freeport with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-11307-01, or its CIK Code: 0000831259. Freeport’s website is http://www.fcx.com. Freeport’s common stock is listed on the New York Stock Exchange under the ticker symbol “FCX.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Freeport’s common stock, based on daily closing prices on the primary exchange for Freeport, as reported by Bloomberg. Freeport’s closing price on December 9, 2011 was $39.73. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2007	3/30/2007	$33.10	$25.25	$33.10
4/2/2007	6/29/2007	$42.21	$33.37	$41.41
7/2/2007	9/28/2007	$54.34	$36.54	$52.45
10/1/2007	12/31/2007	$58.93	$44.64	$51.22
1/2/2008	3/31/2008	$53.29	$38.58	$48.11
4/1/2008	6/30/2008	$62.93	$48.82	$58.60
7/1/2008	9/30/2008	$57.78	$26.61	$28.43
10/1/2008	12/31/2008	$26.48	$8.40	$12.22
1/2/2009	3/31/2009	$21.53	$11.07	$19.06
4/1/2009	6/30/2009	$30.21	$19.14	$25.06
7/1/2009	9/30/2009	$36.58	$22.50	$34.31
10/1/2009	12/31/2009	$43.66	$32.70	$40.15
1/4/2010	3/31/2010	$44.05	$33.35	$41.77
4/1/2010	6/30/2010	$43.67	$29.33	$29.57
7/1/2010	9/30/2010	$43.52	$29.09	$42.70
10/1/2010	12/31/2010	$60.05	$43.62	$60.05
1/3/2011	3/31/2011	$60.92	$47.79	$55.55
4/1/2011	6/30/2011	$57.44	$46.83	$52.90
7/1/2011	9/30/2011	$56.30	$30.45	$30.45
10/3/2011*	12/9/2011*	$42.80	$29.87	$39.73

*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2011 includes data for the period from October 3, 2011 through December 9, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

The graph below illustrates the performance of Freeport’s common stock from January 3, 2000 through December 9, 2011, based on information from Bloomberg. The dotted line represents the conversion price of $29.80, which is equal to 75% of the closing price on December 9, 2011. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

KeyCorp

According to publicly available information, KeyCorp (“KeyCorp”), is a bank holding company. KeyCorp is the parent holding company for KeyBank National Association (“KeyBank”), its principal subsidiary, through which its banking services are provided. Through KeyBank and certain other subsidiaries, KeyCorp provides a range of retail and commercial banking, commercial leasing, investment management, consumer finance and investment banking products and services to individual, corporate and institutional clients through two business segments: Key Community Bank and Key Corporate Bank. Key Community Bank provides regional banking services to individuals, small and midsized businesses as well as high-net-worth clients. Key Corporate Bank consists of two business units, Real Estate Capital and Corporate Banking Services. Real Estate Capital is a national business that provides construction and interim lending, permanent debt placements and servicing, equity and investment banking, and other commercial banking products and services to developers, brokers and owner-investors. Corporate Banking Services provides cash management, interest rate derivatives, and foreign exchange products and services to clients served by Key Community Bank and Key Corporate Bank. Information filed by KeyCorp with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-11302, or its CIK Code: 0000091576. KeyCorp’s website is http://www.key.com. KeyCorp’s common stock is listed on the New York Stock Exchange under the ticker symbol “KEY.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for KeyCorp’s common stock, based on daily closing prices on the primary exchange for KeyCorp, as reported by Bloomberg. KeyCorp’s closing price on December 9, 2011 was $7.38. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2007	3/30/2007	$39.79	$36.67	$37.47
4/2/2007	6/29/2007	$38.58	$34.33	$34.33
7/2/2007	9/28/2007	$36.78	$31.70	$32.33
10/1/2007	12/31/2007	$33.77	$21.91	$23.45
1/2/2008	3/31/2008	$26.42	$20.50	$21.95
4/1/2008	6/30/2008	$25.61	$10.98	$10.98
7/1/2008	9/30/2008	$14.88	$8.37	$11.94
10/1/2008	12/31/2008	$13.73	$6.27	$8.52
1/2/2009	3/31/2009	$9.14	$5.36	$7.87
4/1/2009	6/30/2009	$9.23	$4.60	$5.24
7/1/2009	9/30/2009	$7.02	$4.82	$6.50
10/1/2009	12/31/2009	$6.68	$5.32	$5.55
1/4/2010	3/31/2010	$7.93	$5.94	$7.75
4/1/2010	6/30/2010	$9.19	$7.47	$7.69
7/1/2010	9/30/2010	$8.91	$7.22	$7.96
10/1/2010	12/31/2010	$8.85	$7.53	$8.85
1/3/2011	3/31/2011	$9.71	$8.40	$8.88
4/1/2011	6/30/2011	$8.98	$7.93	$8.33
7/1/2011	9/30/2011	$8.44	$5.71	$5.93
10/3/2011*	12/9/2011*	$7.54	$5.72	$7.38

*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2011 includes data for the period from October 3, 2011 through December 9, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

The graph below illustrates the performance of KeyCorp’s common stock from January 3, 2000 through December 9, 2011, based on information from Bloomberg. The dotted line represents the conversion price of $5.54, which is equal to 75% of the closing price on December 9, 2011. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Starwood Hotel & Resorts Worldwide, Inc.

According to publicly available information, Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”) is a hotel and leisure company. Starwood conducts its hotel and leisure business both directly and through its subsidiaries. Its brand names include St. Regis (luxury full-service hotels, resorts and residences), The Luxury Collection (luxury full-service hotels and resorts), W (luxury and upscale full service hotels, retreats and residences), Westin (luxury and upscale full-service hotels, resorts and residences), Le Meridien (luxury and upscale full-service hotels, resorts and residences), Sheraton (luxury and upscale full-service hotels, resorts and residences), Four Points (select-service hotels), Aloft (select-service hotels), and Element (extended stay hotels). Starwood is organized into two business segments: Hotels and Vacation Ownership and Residential. The Hotels segment manages hotels worldwide, usually under a long-term agreement with the hotel owner and it also franchises its brand names, generally deriving licensing and other fees from franchisees based on a fixed percentage of the franchised hotel’s room revenue. The Vacation Ownership and Residential segment develops, owns and operates residential and vacation ownership resorts, markets and sells the vacation ownership interests in the resorts and provides financing to customers who purchase such ownership interests. Information filed by Starwood with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-07959, or its CIK Code: 0000316206. Starwood’s website is http://www.starwoodhotels.com. Starwood’s common stock is listed on the New York Stock Exchange under the ticker symbol “HOT.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Starwood’s common stock, based on daily closing prices on the primary exchange for Starwood, as reported by Bloomberg. Starwood’s closing price on December 9, 2011 was $48.37. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2007	3/30/2007	$69.02	$60.25	$64.85
4/2/2007	6/29/2007	$73.71	$66.93	$67.07
7/2/2007	9/28/2007	$75.09	$54.08	$60.75
10/1/2007	12/31/2007	$62.34	$43.30	$44.03
1/2/2008	3/31/2008	$55.60	$38.22	$51.75
4/1/2008	6/30/2008	$54.48	$40.07	$40.07
7/1/2008	9/30/2008	$40.71	$27.30	$28.14
10/1/2008	12/31/2008	$27.10	$11.44	$17.90
1/2/2009	3/31/2009	$23.09	$9.52	$12.70
4/1/2009	6/30/2009	$26.10	$13.08	$22.20
7/1/2009	9/30/2009	$34.18	$18.92	$33.03
10/1/2009	12/31/2009	$37.31	$28.46	$36.57
1/4/2010	3/31/2010	$47.38	$33.32	$46.64
4/1/2010	6/30/2010	$56.29	$41.43	$41.43
7/1/2010	9/30/2010	$53.81	$40.82	$52.55
10/1/2010	12/31/2010	$62.41	$52.51	$60.78
1/3/2011	3/31/2011	$65.09	$55.37	$58.12
4/1/2011	6/30/2011	$60.98	$51.88	$56.04
7/1/2011	9/30/2011	$58.65	$38.06	$38.82
10/3/2011*	12/9/2011*	$52.60	$36.90	$48.37

*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2011 includes data for the period from October 3, 2011 through December 9, 2011. Accordingly, the ‘‘Quarterly High,’’ ‘‘Quarterly Low’’ and ‘‘Quarterly Close’’ data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

The graph below illustrates the performance of Starwood’s common stock from January 3, 2000 through December 9, 2011, based on information from Bloomberg. The dotted line represents the conversion price of $38.70, which is equal to 80% of the closing price on December 9, 2011. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents have agreed to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of this final pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Notes.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes; and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Annex

The following supplements the discussion under “What are the Tax Consequences of the Notes?” in this pricing supplement and “Supplemental U.S. Tax Considerations” on page PS-46 of the Airbag Yield Optimization Notes product supplement and is subject to the limitations and exceptions expressed therein. It sets forth formulas for United States holders who are initial purchasers of the Notes to use to determine the amount of capital gain and loss and ordinary income to recognize either upon maturity or a sale of the Notes. The formulas below assume that the Notes are properly treated as an investment unit consisting of a debt component and a put option component, as described in “What are the Tax Consequences of the Notes?” and “Supplemental U.S. Tax Considerations.”

The tax consequences described below are not binding on the IRS or a court and are the result of only one of several possible reasonable treatments of the Notes for U.S. federal income tax purposes. Although there are other possible treatments, we and, by purchasing the Notes, you agree to treat the Notes for all U.S. federal income tax purposes according to the treatment described in this pricing supplement. No statutory, judicial or administrative authority directly addresses the treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and we do not plan to request a ruling from the IRS. Significant aspects of the U.S. federal income tax consequences of an investment in the Notes are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein. We do not provide tax advice. Accordingly, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative treatments).

Defined Terms as Used in this Annex:

“Accrued Coupon at Sale” is equal to the amount labeled “Accrued Interest” on your confirmation of sale, divided by Quantity Sold.

“Aggregate Option Premium Received” is the total amount of all payments of Option Premium received by you on a Note during the period you held the Note.

“Aggregate Coupons Received” is the total amount of all coupons received by you on a Note. It does not include Accrued Coupon at Sale.

“Coupon Rate” is provided with respect to each offering on page 1 of this pricing supplement.

“Debt Component Per Annum” is provided on page 5 of this pricing supplement.

“Debt Sale Amount” is equal to Bond Value x Initial Price. “Bond Value” will be provided on your confirmation of sale, and is the value of the Debt Instrument expressed as a percentage of the Initial Price of your Notes. The “Bond Value” may exceed 100%.

“Initial Price” is provided with respect to each offering on page 1 of this pricing supplement.

“Option Premium” is equal to the amount of a coupon with respect to a Note multiplied by (Put Option Component per Annum/Coupon per Annum).

“Option Sale Amount” is equal to Sale Price – Debt Sale Amount. The “Sale Price” will be labeled “Price” on your confirmation of sale. The Option Sale Amount may be positive or negative.

“Put Option Component per Annum” is provided with respect to each offering on page 5 of this pricing supplement.

“Quantity at Maturity” is the number of Notes with respect to this offering held by you at maturity.

“Quantity Sold” will be labeled “Quantity” on your confirmation of sale.

At Maturity

If the Notes are held to maturity, you will have either:

1)	Short-term capital gain. If you receive the principal amount of the Notes (plus the final coupon payment) in cash, then you will recognize short-term capital gain on the option portion of the Notes, equal to:

♦	Aggregate Option Premium Received x Quantity at Maturity; or

2)	No tax event. If you receive shares of the applicable underlying stock, the receipt of those shares will not be a taxable event, except to the extent of cash received in lieu of fractional shares. Your basis in the shares received will be equal to:

♦	(Initial Price — Aggregate Option Premium Received) x Quantity at Maturity.

Your holding period in the shares will begin on the day after receipt. If you receive cash in lieu of a fractional share of the applicable underlying stock, you will recognize short-term capital gain or loss in an amount equal to the difference between the amount of cash you receive and your basis (as determined above) in the fractional share.

Sale, Exchange or Retirement of the Notes Prior to Maturity

Upon a sale, exchange or retirement of the Notes prior to maturity, you will recognize:

1)	Ordinary income. You will recognize ordinary income in respect of any accrued but unpaid interest on the debt portion of the Notes, equal to:

♦	Accrued Coupon at Sale x (Debt Component per Annum/Coupon per Annum) x Quantity Sold.

2)	Capital gain or loss. You will recognize short-term capital gain or loss in respect of the debt portion of the Notes equal to:

♦	(Debt Sale Amount — Initial Price) x Quantity Sold;

and in respect of the option portion of the Notes, equal to:

♦	(Option Sale Amount + (Accrued Coupon at Sale x (Put Option Component per Annum/Coupon per Annum))) x Quantity Sold; plus

♦	Aggregate Coupons Received x (Put Option Component per Annum/Coupon per Annum) x Quantity Sold.